Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement (No. 333-169070) on Form S-1 of Recovery Energy, Inc. of our reports dated June 1, 2011, March 31, 2011 (except for Note 16 for which the date is July 22, 2011), August 12, 2010 and August 12, 2010, relating to our audits of the financial statements of the Wilke Field Acquisition Properties, the consolidated financial statements of Recovery Energy, Inc., and the direct revenues and expenses of the Albin and State Line Field Acquisition Properties, respectively, appearing in this Registration Statement, and to the reference to our Firm under the caption “Experts” in this Registration Statement.

HEIN & ASSOCIATES LLP

Denver, Colorado
July 22, 2011